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                                                                    EXHIBIT 11.1


                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       YEAR ENDED DECEMBER 31,
                                                                       -----------------------

                                                                  1994          1995          1996
                                                                  --------------------------------
Net income                                                      $ 2,356       $ 7,908       $ 3,549
                                                                ===================================

Weighted average common shares outstanding                        1,153         1,225         1,431
Net effect of dilutive common share equivalents
   (stock options) using the treasury stock method                  446           564           419
Effect of the assumed conversion of preferred shares              8,329         8,329         8,329
Effect of the assumed conversion of convertible debenture            --            23            92
Adjustments to reflect requirements of the Securities and
   Exchange Commission (Effect of SAB 83)                           625           625           625
                                                                -----------------------------------
Adjusted shares outstanding                                      10,553        10,766        10,896
                                                                ===================================

Net income per share                                            $  0.22       $  0.74       $  0.33
                                                                ===================================